UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 6, 2020
Date of Report (Date of earliest event reported)

SINCLAIR BROADCAST GROUP, INC.
(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Hunt Valley, MD  21030
(Address of principal executive offices and zip code)

(410) 568-1500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $ 0.01 per share	SBGI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Settlement of Derivative Litigation Related to Terminated Transaction with Tribune Media Company

As Sinclair Broadcast Group, Inc. (“Sinclair” or the “Company”) has previously disclosed, beginning in late July 2018, Sinclair received letters from putative Company shareholders requesting that the Board of Directors of the Company (the "Board") investigate whether any of the Company’s officers and directors breached their fiduciary duties in connection with (a) the efforts to seek regulatory approval of the merger with Tribune Media Company (the “Tribune Merger”) and (b) the Hearing Designation Order issued by the Federal Communications Commission on July 19, 2018 (the “HDO”), and the allegations contained therein. A special litigation committee consisting of independent members of the board of directors was formed to respond to these demands, which committee consists of Martin R. Leader, Larry E. McCanna, and the Honorable Benson Everett Legg. Also as the Company previously disclosed, in connection with the same subject matter, three derivative lawsuits (collectively, the “Derivative Lawsuits”) were filed alleging breaches of fiduciary duties by the Company’s officers and directors, which lawsuits are captioned: (a) Fire and Police Retiree Health Care Fund, San Antonio v. Smith, et al., Case No. 1:18-cv-03670-RDB ; (b) Norfolk County Retirement System v. Smith, et al., Case No. 1:18-cv-03952-RDB; and (c) Teamsters Local 677 Health Services & Insurance Plan v. Friedman, et al., Case No. 03-C-18-12119.

On July 20, 2020, the parties to the Derivative Lawsuits executed a Stipulation and Agreement of Settlement, Compromise and Release (the “Settlement Stipulation”) reflecting the terms of the settlement of the Derivative Lawsuits (the “Settlement”). In connection with the Settlement, (a) the Board agreed to implement a series of corporate governance measures; (b) defendants’ insurers will pay $20.5 million dollars into a settlement fund, which, after a deduction for an award of fees and expenses to plaintiffs’ counsel in an amount to be determined by the Court, will be paid to Sinclair; (c) the Board will designate an aggregate amount of $5 million of the settlement fund to be used, over a period of five years, for the implementation and operation of the corporate governance measures and certain compliance programs in connection with an FCC consent decree that was previously announced on May 6, 2020; and (d) Sinclair’s Executive Chairman David D. Smith will forgo, cancel, or return a grant of SARs of 638,298 shares of Sinclair Class A common stock that was awarded to him in February 2020.

The corporate governance measures include, among other things, the establishment of a Regulatory Committee of the Board to oversee responsibility for, among other things, significant broadcast related regulatory and compliance issues. The Regulatory Committee includes at least three directors, a majority of whom are independent directors. In addition, the Company agreed to establish a standing Nominating and Governance Committee of the Board, consisting of independent directors, and will appoint an experienced Chief Compliance Officer with enhanced responsibilities. The corporate governance measures also include the adoption of certain corporate governance guidelines and changes to Sinclair’s Code of Business Conduct and Ethics and to the Company’s policies concerning related-party transactions. These measures are described in further detail in Exhibit A to the Settlement Stipulation.

In exchange for the consideration described above, and subject to final court approval, the Derivative Lawsuits will be dismissed and defendants will be released of any claims relating to the Tribune Merger or the HDO (provided that the release will not include the federal securities laws claims currently asserted in the pending securities class action). Defendants have not admitted any liability or wrongdoing in connection with the Settlement and have entered into the Settlement to avoid the costs, risks, distraction, and uncertainties of continued litigation.

On August 6, 2020, the U.S. District Court for the District of Maryland entered an order preliminarily approving the Settlement as fair, reasonable and adequate, and providing for notice to shareholders of the Settlement. The Court will consider whether to enter an order providing final approval to the settlement at a hearing currently scheduled for October 27, 2020, at 2:30 pm. The Company respectfully refers you to full copies of (a) the Settlement Stipulation; (b) the Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appear; and (c) the Court’s Order Preliminarily Approving the Settlement and Providing for Notice of, among other things, the complete terms of the Settlement, the Court’s process for reviewing the Settlement, and shareholders’ rights with respect to the Settlement. These documents are annexed as exhibits to this Form 8-K and are available on the Company’s website.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Stipulation and Agreement of Settlement, Compromise and Release (including Exhibit A thereto)

99.2	Order Preliminarily Approving Settlement and Providing for Notice, entered by the Court on August 6, 2020.

99.3	Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appear.

99.4	[Proposed] Final Order and Judgment

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By: /s/ David R. Bochenek

Name:    David R. Bochenek
Title:    Senior Vice President / Chief Accounting Officer / Corporate Controller
Dated: August 10, 2020